Exhibit 10.2

SHAREHOLDERS AGREEMENT

AMONG

INDIA GLOBALIZATION CAPITAL, INC., USA

AND

TECHNI BHARATHI LIMITED

AND

THE PROMOTERS

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made as on this 16th day of September 2007 BETWEEN:

INDIA GLOBALIZATION CAPITAL, INC. (IGC-USA) a company incorporated under the laws of the State of Maryland and having its office address at 4336 Montgomery Avenue Bethesda, MD 20814, acting directly or indirectly through one or more of its newly formed non US Affiliates, alongwith such newly formed non-US Affiliates (hereinafter collectively referred to as “IGC” which expression shall, unless it be repugnant to the context or meaning thereof, be deemed to mean and include its successors and permitted assigns) of the FIRST PART;

AND

TECHNI BHARATHI LIMITED, a company incorporated under the laws of India and having its office address at By pass road, Edappally, Kochi – 682 024, India (hereinafter referred to as "the Company", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include its successors) of the SECONDPART;

AND

THE PERSONS whose names and addresses are set out in Schedule 1 hereto (hereinafter referred to as "Promoters", which expression shall, unless repugnant to the context or meaning thereof, be deemed to mean and include their heirs, executors, and administrators) of the THIRDPART.

IGC, Company and Promoters are individually referred to as "Party" and collectively as "Parties".

WHEREAS:

A.	The Company is engaged in the business of infrastructure development specialising in construction of roads (the “Business”);

B.	IGC is currently engaged in making investments in India especially in sectors which inter alia includes power, infrastructure, and wishes to make a foray into the Business;

C.
The Parties have entered into a Share Subscription Agreement (“SSPA”) of even date, setting out the terms and conditions subject to which IGC shall subscribe to certain Equity Shares and convertible preference shares in the Company;

D.
The Parties have agreed to enter into this Agreement for the purposes of regulating their relationship with each other as members of the Company and regulating, as between themselves, certain aspects of the affairs of the Company.

NOW THEREFORE, IN CONSIDERATION OF THE MUTUAL COVENANTS AND PROMISES CONTAINED HEREIN AND OTHER GOOD AND VALUABLE CONSIDERATION THE ADEQUACY OF WHICH IS HEREBY ACKNOWLEDGED, IT IS HEREBY AGREED BY AND BETWEEN THE PARTIES HERETO AND THIS AGREEMENT WITNESSETH AS UNDER:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement, the following terms, to the extent not inconsistent with the context thereof or otherwise defined herein, shall have the following meanings assigned to them herein below:

(a)	“Act or Companies Act” shall mean the Indian Companies Act, 1956 and any amendment thereto or any other succeeding enactment for the time being in force.

(b)
”Affiliate” means (i) when used in respect of a specified legal person, each legal person that directly or indirectly through one or more intermediaries, Controls or is Controlled by, or is under common Control with the person specified (ii) when used in respect of an individual party, such person’s relative within the meaning of section 6 of the Act. In this definition “Control” (and its derivatives) means both (i) holding beneficially more than fifty per cent (50%) of equity interests and (ii) the ability to cast more than fifty (50%) per cent of the voting rights attaching to voting shares or (iii) power to direct the management or policies of such entity by contract or otherwise.

(c)
“Agreement” shall mean this Shareholders Agreement together with the annexures thereto as from time to time made, amended, supplemented or replaced or otherwise modified in accordance with the terms of this Agreement.

(d)
“Applicable Law(s)” means any statute, law, regulation, ordinance, rule, judgment, order, decree, bye-law, approval, directive, guideline, policy, requirement or other governmental restriction or any similar form of decision of, or determination by, or any interpretation or administrative order having the force of law of any of the foregoing, by any Government Authority having jurisdiction over the matter in question.

(e)	”Board” shall mean the board of directors of the Company.

(f)	“Budget” means the budget of the Company from time to time approved by the Shareholders in accordance with the provisions of this Agreement.

(g)	“Business” has the meaning given in recital A.

(h)
“Business Plan” means the operating and capital budget for the Company prepared on an annual basis for a Financial Year, with reference to the Business, which business plan shall identify and set out, inter alia, the time scales and financial projections with key assumptions listed, including all planned commitments, borrowings, amount and timing of capital contributions to be made by the Shareholders, projected profit and loss, balance sheet, cash flow for such Financial Year in a form to be mutually agreed in writing between the Parties.

(i)
”Claim” includes any notice, demand, assessment, letter or other document issued or action taken by any tax, fiscal or other statutory or governmental authority, body or official whatsoever (whether of India or elsewhere in the world) whereby the Company is or may be placed or sought to be placed under a liability to make a payment or deprived of any relief, allowance, credit or repayment otherwise available.

(j)	“Company” means Techni Bharathi Limited, incorporated under the laws of India having its registered office is at By pass road, Edappally, Kochi – 682 024, India.

(k)	“Completion” and “Completion Date” shall have the meanings ascribed to it in the SSA.

(l)
“Confidential Information” means the provisions of this Agreement and (i) any information concerning the organisation, business, technology, trade secrets, know-how, finance, transactions or affairs of the Company, any subsidiary or any other Shareholder or any of their respective Affiliates, directors, officers or employees (whether conveyed in written, oral or in any other form and whether such information is furnished before, on or after the date hereof) and (ii) any information or materials prepared by a Party or its Representatives that contains or otherwise reflects, or is generated from, Confidential Information.

(m)	“CPS” means the convertible preference shares subscribed to by IGC pursuant to the provisions of the SSA.

(n)	“Directors” means the directors of the Company and “Director” means any one of them (as the context requires).

(o)	“Effective Date” shall mean the date of execution of this Agreement by the Parties.

(p)
“Encumbrances” means any encumbrance, lien, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention or non-disposal agreement or other restriction of a similar kind, and all other easements, encroachments and title defects of every type and nature, or any conditional sale contract, title retention contract, or other contract to give or to refrain from giving any of the foregoing.

(q)	“Financial Year” means the financial year of the Company ending 31st March or other financial year agreed by the Shareholders at a general meeting.

(r)
“Government Authority” or “Government Authorities” means (a) central, state, city, municipal or local government, governmental authority or political subdivision thereof having jurisdiction; or (b) any agency or instrumentality of any of the authorities referred to in Clause (a); or (c) any regulatory or administrative authority, body or other organisation having jurisdiction, to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Applicable Laws; or (d) any court or tribunal having jurisdiction.

(s)	“IGC Competitor” means any person (alone or together with any of its affiliates and successors and permitted assigns of such person) who is engaged in similar Business.

(t)	‘INR’ means the lawful currency of India.

(u)	‘Key Employees’ shall mean the Managing Director, the Chief Financial Officer and the Chief Executive Officer of the Company.

(v)
‘Liabilities’ means any and all current liabilities, obligations, payables, forms of taxation whether of India or elsewhere in the world, past, present and deferred (including, without limitation, income tax, stamp duty, customs and other import or export duties) and all other statutory or governmental impositions, duties and levies and all penalties, charges, costs and interest relating to any Claim.

(w)	'Party' shall mean IGC, the Company or the Promoters referred to individually and 'Parties' shall mean IGC, the Company and the Promoters referred to collectively.

(x)
'Person' shall include an individual, an association, a corporation, a partnership, a joint venture, a trust, an unincorporated organisation, a joint stock company or other entity or organisation, including a government or political subdivision, or an agency or instrumentality thereof and/or any other legal entity.

(y)
“Pro Rata Share” means, with respect to any Shareholder, the proportion that the number of fully paid up Shares held by such Shareholder bears to the aggregate number of fully paid up Shares held by all Shareholders, in each case on a  fully diluted basis.

(z)
“Securities” means, with respect to any person, such person's equity capital, registered capital, joint venture or other ownership interests (including, without limitation, in the case of the Company, shares) or any options, warrants, loans or other securities that are directly or indirectly convertible into, at or exercisable or exchangeable for, at the sole option of such person, such equity capital, registered capital, joint venture or other ownership interests (whether or not such Derivative Securities are issued by such person).

(aa)	'Shares' shall mean the equity shares of the Company.

(bb)	"Share Capital” means the amount derived by multiplying the total number of Shares by Rs. Ten (10).

(cc)	'Shareholder' or 'Shareholders' shall mean IGC and the Promoters and / or any person to whom Shares are issued or transferred in accordance with the terms of this Agreement.

(dd)	“Shareholding” in relation to a Shareholder, means ownership of the Shares by such Shareholder, at any time.

(ee)	“Share Subscription Agreement” or “SSA” shall have the meaning ascribed to it in Recital C.

(ff)	“Subscribed Shares” shall mean such number of Shares of the Company agreed to be subscribed by IGC pursuant to the provisions of the SSA.

(gg)
“Transfer” means to sell, gift, assign, amalgamate, merge, transmit (whether by operation of Law or otherwise) or create any Encumbrance on any Shares or any right, title or interest therein or otherwise to dispose of the Shares in any manner whatsoever.

(hh)	‘Warrantors’ means the Company and the Promoters and ‘Warrantor’ means any one of them.

1.2	Other Defined Terms:

(i)	‘Business Days’ means the days on which the banks are open for business in Mumbai, India.

(ii)	‘Dispute’ shall have the meaning as ascribed to it in Clause 16.1 of this Agreement.

(iii)	‘Losses’ shall have the meaning as ascribed to it in Clause 14.1 of this Agreement.

1.3	Interpretation

1.3.1	In this Agreement (unless the context requires otherwise), any express reference to an enactment (which includes any legislation in any jurisdiction) includes references to:

(i)	that enactment as amended, extended or applied by or under any other enactment before, on or after the date of this Agreement;

(ii)	any enactment which that enactment re-enacts (with or without modification); and

(iii)
any subordinate legislation (including regulations) made (before, on or after the date of this Agreement) under that enactment, as re-enacted, amended, extended or applied as described in paragraph (i) above, or under any enactment referred to in paragraph  (ii) above.

1.3.2	In this Agreement, reference to including and include shall be construed to mean “including without limitation” and “include without limitation” respectively.

1.3.3	In this Agreement, references to a person shall be construed so as to include any individual, firm, company, unincorporated association of persons, government, state or agency of a state or any	joint venture, association, partnership, or employee representative body (whether or not having separate legal personality).

1.3.4
Where there is any inconsistency between the definitions set out in this Clause l and the definitions set out in any other clause or schedule, then for the purposes of construing such clause or schedule, the definitions set out in such clause or schedule shall prevail.

1.3.5	In this Agreement:

(i)	words importing the singular shall include the plural and vice versa; and

(ii)	references to IGC unless repugnant to the context shall for the purpose of this Agreement mean and include the Affiliates of IGC.

1.3.6
The headings in this Agreement do not affect its interpretation and are for convenience only. Any schedule or annex to this Agreement shall take effect as if set out in this Agreement and references to this Agreement shall include its schedules and annexure.

1.3.7
In this Agreement, unless the contrary intention appears, a reference to a Recital, Clause, Subclause, paragraph, subparagraph, Schedule or item is a reference to a Recital, Clause, sub-clause, paragraph, subparagraph, Schedule or item of this Agreement.

1.3.8	For the purposes of any calculation under this Agreement any fraction will be rounded off to the next integer.

1.3.9
Any time period prescribed for the performance of any obligation of IGC and/or any of its Affiliate under this Agreement to Transfer or subscribe to Shares of the Company shall be extended by as many days as necessary in order to facilitate IGC and/or its Affiliate to obtain all such approvals (if any) from Government Authorities required under Applicable Laws in order to fulfil such obligations not being in any event more than 90 days from the date hereof or such longer period as may specifically be agreed between the Parties.

1.4           BUSINESS OF THE COMPANY

The Business of the Company shall be to carry on the business of infrastructure development especially in the sector of construction of roads and the Company shall not carry on any other business unless otherwise agreed between the Parties to this Agreement.

2.           FINANCING OF THE COMPANY

2.1
The Company has, at the date of this Agreement, an authorised share capital of INR 15,00,00,000 consisting of 80,00,000 equity shares of par value INR 10 each and 70,00,000 15% redeemable preference shares of par value  INR 10 each. As of date 4287500 Equity Shares have been issued and are held by the persons in the number as set out in Schedule 2 A and 5,000,000 convertible preference shares have been issued.

2.2	Upon Completion, the Shareholding pattern of the Company shall be as set out in Schedule 2B and the CPS shall be issued to IGC.

2.3
Promoters and IGC agree that on Completion, the Parties would have only partly funded the Company and that both Parties hereby agree to further fund the Company, as and when required to the maximum extent as specified in the Business Plan in proportion to their Shareholding in the Company. The Parties shall mutually agree on the manner and time of such future funding.

2.4
In the event the Company does not have adequate resources to fund its operations as envisaged in the Business Plan as amended or revised with approval of the Board or the Shareholders, and provided the Shareholders have funded their full share of funding commitment as set forth in the Business Plan, the Company shall raise such additional funds (“Additional Funds”) (i) through external commercial borrowings from IGC on reasonable effort basis, in compliance with the exchange control regulations or alternatively, through other modes of non-convertible debt on terms and conditions to be satisfactory to IGC within a period of 45 days from the requirement of the Additional Funds; or (ii) if the Board determines that the Company is not able to raise external commercial borrowing or non-convertible debt as referred to herein, by an offering of  Shares (“Additional Shares”) to the Shareholders in proportion to their respective Pro Rata Share in the Company and on terms and conditions to be mutually agreed between the Parties. Such Additional Shares to be issued upon subscription to the Shareholders shall be fully paid up by the respective Shareholder in cash. In the event any Shareholder does not subscribe entirely to its Pro Rata Share of Additional Shares, the other Shareholder shall have the right to subscribe to the unsubscribed portion of the Pro Rata Share of the unsubscribing Shareholder in the Additional Shares (“Unsubscribed Additional Shares”).  In the event that any Shareholder nominates an Affiliate to subscribe to the Additional Shares or the Unsubscribed Additional Shares, such Shareholder shall cause such Affiliate to execute an Affiliate Deed of Adherence in the form set out in Schedule 4 and the Company shall not issue the Additional Shares or the Unsubscribed Additional Shares to such Affiliate unless a duly executed (by all parties thereto) Affiliate Deed of Adherence has been lodged with it.

3.            CONDITIONS SUBSEQUENT TO COMPLETION

3.1           Key Persons Provisions

The Company shall maintain all the relevant insurances including but not restricted to the Directors’ and Officers’ insurance in amounts considered reasonable by the Company and consistent with market practice in India.

3.2           Key Man Insurance

The Company shall purchase key man insurance policy of such amounts as may be decided by the Board, with benefits payable to the Company, covering the Key Employees and such of the Promoters as may be identified by the Company.

4.	BOARD OF DIRECTORS CONSTITUTION, APPOINTMENT, NOMINATION AND MANAGEMENT

4.1	Constitution, Appointment and Nomination

(a)
Subject to the provisions of this Agreement and the Companies Act, the Board shall be responsible for the management, supervision, direction and control of the Company.  Subject to Applicable Laws, the Board shall initially consist of five (5) Directors but may be increased up to seven (7) Directors subject to a maximum of twelve (12) Directors and such Directors shall be appointed in accordance with this Agreement.

(b)
Composition of the Board. The Parties agree that subject to Applicable Laws, the Promoters shall be entitled to nominate three (3) Directors, out of which one shall be Mr Jortin Antony and IGC shall be entitled to nominate two (2) Directors on the Board. All Directors shall be persons whose period of office shall be liable to determination by retirement of directors by rotation and shall be required to be appointed by the Company in a general meeting. On the restructuring of the Board, Mr Jortin Antony, shall be appointed as the Managing Director of the Company.

(c)
Appointment and Removal of Directors.  Subject to the Applicable Laws, Mr Jortin Antony shall serve a term of five (5) years. Subject to the mutual consent of the Board and Mr Jortin Antony, the five (5) year term of Mr Jortin Antony may be extended to a further term not exceeding 5 years at any one time.

(d)
Alternate Directors. Any Director may, by prior written notice to the other Shareholders and the Company, nominate one alternate at any time to act on his behalf as a Director in circumstances and for such period as may be valid under the Companies Act, and the Shareholders shall procure that the Board shall approve any such nomination and appoint the relevant individual to act as alternate Director.  The Shareholders shall procure that the Board will, unless the nominating Director instructs the Board otherwise, automatically reappoint any nominated alternate if, for any reason, the nominated alternate's office is deemed to have been vacated. An alternate Director shall be entitled to receive notice of all meetings of the Board, to attend and vote at any such meeting at which the Director appointing him is not personally present and at the meeting to exercise and discharge all the functions, powers and duties of his appointee or as a Director. An alternate Director shall automatically vacate his office as an alternate Director if the Director who appointed him ceases to be a Director.

(e)
Voting. Subject to quorum requirements under Clause 4.1(i) being met each Director shall have one vote on the Board and, except as otherwise specifically provided in Clause 4.5 below and/or as specifically required by the Companies Act, all decisions of the Board shall be taken by a simple majority of the Directors present and voting or deemed to be present at the meeting or in the case of resolution by circulation by majority of Directors to whom the resolution is circulated in accordance with Clause 4.1(k) below. Notwithstanding anything to the contrary contained herein, a resolution in respect of Fundamental Issue shall require the affirmative vote of a Director nominated by IGC, for it to be validly passed.

(f)
Chairman. The Chairman of the Board shall be elected by the majority of the Board. In case the Chairman is unavailable, any IGC Director may be appointed by the Board as the Chairman for that particular meeting to act as the Chairman of the Board. The Chairman shall not have a casting vote.

(g)
Meeting and Minutes of Board Meeting. The Board shall meet as may be necessary to discharge its duties but in any case no less frequently than holding at least one meeting every three calendar months.  The minutes of the Board shall be circulated within ten (10) Business Days of the date of the meeting of the Board.  At the beginning of each meeting of the Board, the Board minutes of the previous meeting shall be approved if agreed to by all Directors.

(h)
Notice. At least fifteen (15) Business Days' notice of each Board meeting shall be given to each Director unless, in any particular case, all of the Directors otherwise agree in writing. The notice of the meeting of the Board shall be accompanied by an agenda of the business to be transacted at that meeting together with all papers to be circulated or presented to the same. No business shall be discussed at a Board meeting unless such business was included in the agenda.

(i)
Quorum. The quorum at meetings of the Board shall be comprised in accordance with the provisions of the Companies Act, and provided further that it also comprises of one Director nominated by IGC and/or its Affiliates.

(j)
Determination of Quorum. If within two (2) hours from the time appointed for the holding of a meeting of the Board a quorum as set forth in Clause 4.1(i) is not present, the meeting of the Board shall stand adjourned to the next day in the same week (or if that day is a public holiday, to the next Business Day thereafter) at the same time and place as the original meeting, or to such other day and at such other time and place as the Board may determine.  If at such adjourned meeting a quorum is not present within one (1) hour from the time fixed for holding the meeting, the meeting shall stand adjourned to the same day in the next week (or if that day is a public holiday, to the next Business Day thereafter), at the same time and place as the reconvened meeting, or to such other day and such other time and place as the Board may determine. If at such re-adjourned meeting a quorum is not present within one (1) hour from the time fixed for holding the meeting notwithstanding anything mentioned in Clause 4.1(i) or elsewhere in this Agreement, the Directors present shall constitute a quorum at such meeting.

(k)
Resolution by Circulation. A resolution by circulation must be circulated to all Directors and approved by majority of the Directors subject to Clause 4.4 in accordance with Applicable Laws and shall be as valid and effectual as if it had been passed at a meeting of Directors duly convened and constituted.  The resolution may be contained in one document or in several documents in like form each signed or approved by one or more Directors concerned, but a resolution signed or approved by an alternate Director need not also be signed or approved by the Director appointing such alternate Director and, if it is signed or approved by a Director who has appointed an alternate Director, it need not be signed or approved by the alternate Director in that capacity.

(l)	Shareholders Meeting Quorum. The quorum at meetings of the Shareholders shall be as required by the Companies Act and shall comprise of at least one (1) representative of IGC and/or its Affiliates.

(m)
Determination of Quorum for Shareholders Meeting. In the event the quorum is not present at any Shareholders meeting, the meeting shall be reconvened in accordance with the provisions of the Companies Act and provisions of the Companies Act shall apply to the adjourned meeting. Voting at a meeting of the Shareholders shall only be by poll.

(n)
Shareholders Meeting: Notwithstanding anything to the contrary contained herein, if at a general meeting a resolution in respect of Fundamental Issue is proposed to be passed such resolution shall require the affirmative vote of the authorised representative of IGC for it to be validly passed.

4.2           Committees

4.2.1
If the Board finds it necessary to constitute further other working committee or committees, the powers of such working committee or committees shall be determined by the Board. The members of any such working committee or committees shall not decide the powers of such committee unless delegated by the Board or otherwise required by law.

4.2.2	Subject to Applicable Laws, each Party shall have the right to nominate one person each on all the working committees constituted by the Board, but the Chairman shall be appointed by IGC.

4.3           Right of IGC

4.3.1
IGC shall have the sole and absolute right to appoint the CFO of the Company, including the right to decide on the terms of employment, duties, scope of work and the key responsibilities of the CFO including but not limited to financial planning, financial control, audit and treasury functions of the Company.  The CFO shall report to the Managing Director.  The CFO’s employment may not be terminated under any circumstances without prior written approval from IGC.

4.3.2
The Company and the Promoters acknowledge that IGC as a company follows stringent compliance, reporting and audit requirements including but not limited to timely and accurate closure and reporting of financial statements compliant with US GAAP and the appointment and removal of the statutory auditors and internal auditors shall not be without the affirmative vote of IGC, including the right of the IGC Director to nominate an auditor at the Board meeting.

4.3.3	Subject to the terms of this Agreement, the Company shall not without the prior approval of IGC

4.3.3.1
Authorize, create, alter the rights attaching to or issue any Securities that are dilutive of IGC’s ownership of the Subscribed Shares or the CPS, on an as-converted, fully diluted basis or that have rights, preferences, or privileges senior to or on a parity with the Subscribed Shares or the CPS; or

   4.3.3.2   Authorize, create, alter or issue any Securities that are dilutive of IGC’s economic interest in the Company.

4.3.4
IGC shall have the right to receive US GAAP financial statements of the Company reviewed by the statutory auditor of the Company within 10 days of the end of each financial quarter. IGC shall also have the right to receive the US GAAP financial statements audited by the statutory auditor of the Company within 45 days of the end of each financial year.

4.4           Veto Rights

Any action with respect to the following Fundamental Issues by the Company shall require affirmative vote of the representative of IGC in any general meeting of Shareholders of the Company, at any meeting of the Board of Directors or other working committee(s) (if such matters are delegated by the Board to such other working committee), as the case may be. The Fundamental Issues shall be in respect of the following matters:

(i)
Any capital expenditure or indebtedness (including giving of security for or guaranteeing debts) beyond 15% of the Budget in the Business Plan (including a revised Business Plan) that is approved by the Board of Directors.

(ii)	Investments in any other companies / assets / entities.

(iii)	Amendments or any proposal to amend the Memorandum or Articles of Association of the Company including change in the number of Board members of the Company.

(iv)
Commencement of any new line of business or acquisition of shares of a company, which is unrelated to the Business of the Company, including spending/lending any funds or furnishing any guarantee or credit or any type of assistance to any party which carries on or proposes to carry on any business unrelated to the Business of the Company.

(v)	Commencement or settlement of litigation in any particular Financial Year other than those arising as part of the Company’s normal course of business.

(vi)	Changes to material tax policies or practices other than those required by Applicable Laws.

(vii)
Recommend, giving or renewing of security for or the guaranteeing of debts or obligations of the Company or any subsidiary and / or Affiliates of any Person, other than in the normal course of business.

(viii)	Any change in the Financial Year for preparation of audited accounts of the Company.

(ix)	Winding up and / or liquidation of the Company.

(x)
Divestment of or sale or Encumbrances of assets, investments, lease, license or exchange or pledge in any other way, proposing to dispose off any assets or undertaking of the Company, other than in the normal course of business and on normal and reasonable commercial terms and conditions.

(xi)
Any agreement, arrangement, transaction to sell or assignment of intellectual property rights including those relating to copyrights, trademarks, patents and designs belonging to the Company, other than in the normal course of business and on normal and reasonable commercial terms.

(xii)	Shifting of registered office, outside the city of Nagpur.

(xiii)	Commencement of new business/unit/division outside India, or applying for pre-qualification for bids and appointing representatives for liaison in a foreign country.

(xiv)
Any increase in the issued, subscribed or paid up equity or preference Share Capital of the Company or its subsidiary or any other company where it has a substantial investment, or re-organization of the Share Capital of the Company or its subsidiary or any other company where it has investment, including new issue of Shares or other Securities of the Company or its subsidiary or any other company where it has investment or any preferential issue of Shares or redemption of any Shares, issuance of convertible warrants, or grant of any options over its Shares by the Company or its subsidiary or any other company where it has investment.

(xv)	Any transfer of Equity Shares of the Company otherwise than contemplated by this Agreement.

(xvi)	Approval of any new scheme or plan for grant of employee stock options, or sweat equity shares to any person or entity, including any modification to any new scheme.

(xvii)
Granting of loan and/or procuring, selling to or any other dealings with any subsidiary or related Party or Affiliates or Promoters of the Company, which has or is likely to have an actual or potential effect on the financials of the Company.

(xviii)
Save as required by Applicable Laws any adoption or change of the dividend or distribution policy or accounting principle or policy (e.g., depreciation, asset devaluation, etc.) which has a material impact on the Shareholding of the Shareholders.

(xix)
Creation, allotment, issue, acquisition, reduction, repayment, conversion or redemption of any share or loan capital, including but not limited to the issue or otherwise, of options, warrants, or other Shares or of any instrument convertible into, exercisable or exchangeable for Shares; or entering into an agreement, arrangement or undertaking to do any of those things, or any action which alters the Share Capital of the Company, or the variation of rights of any Shares of the Company, except raising of Additional Funds by issuance of Additional Shares as contemplated under Clause 2.4.

(xx)	Borrowing by the Company other than as agreed in Clause 2.4 of the Agreement.

(xxi)
Entering into or amendments of any existing agreements, joint venture agreements,  partnership or consortium agreements as well as new mergers, acquisitions, consolidations or amalgamations with other entity.

(xxii)	Change in the number of Directors, creation or modification of an executive committee or any other working committee.

(xxiii)	Any commitment or agreement to do any of the foregoing.

(xxiv)	Delegation of powers to the working committees constituted by the Board.

(xxv)	Approval of or modification to the Business Plan.

(xxvi)	Determination of the remuneration and the other employment terms of the Key Employees, Directors, and/or officers including revisions/amendments.

(xxvii)	Any significant change to the HR policy of the Company.

(xxviii)	Appointment of the Managing Director, Chairman or members of the working committees, in the event the existing Chairman is absent for any reason.

(xxix)	Capital expenditure, including constructions and leases, and indebtedness in excess of the levels agreed upon in the annual Business Plan / Budgets of the Company;

(xxx)	Any substantial deviation in operations and strategies compared to Business Plan of the Company;

(xxxi)	Affiliated or related party transactions, agreements or arrangements between the Company and the Promoters, directors, officers, Key Employees or their Affiliates;

(xxxii)	Formation of or entry by the Company or its subsidiaries into joint venture, consortium, partnership or similar arrangement with any other person or business;

(xxxiii)	Adoption of a dividend policy, declaration of any dividend outside the dividend policy or amending any dividend policy of the Company;

(xxxiv)	Make any application of any insurance proceeds or compensation for compulsory acquisition or expropriation in each of the aforementioned cases;

(xxxv)	The making by the Company or its subsidiaries of any arrangement with its creditors and the moving for insolvency, receivership or bankruptcy;

(xxxvi)
Timing, size, split between new and existing Shares, and final pricing of any Initial Public Offering (including appointment of advisers and their terms of appointment), or follow on offering, rights issue or any offer for sale;

(xxxvii) Applying for the appointment of a receiver or an administrator or similar officer over the Company's assets;

 (xxxviii)  Any change in the name of the Company;

(xxxix)	To sub-let or assign or dispose of or create any Encumbrance on any other material asset of the Company;

(xl)	To take any decisions relating to the employment of any person or take any decision relating to any seconded person;

(xli)	To approve, enter into, revoke or vary any material insurance policies;

(xlii)	Appointment of the statutory and internal auditors to the Company;

(xliii)	The administration, setting of exercise of any ESOP.

4.5           Earn out

Mr. Jortin Antony or his designate shall be entitled to be allotted new Shares in the manner provided in Schedule 5 hereto, every year, for a period of five years, at the end of the periods ended March 31, 2008, March 31, 2009, March 31, 2010, March 31, 2011 and March 31, 2012 respectively, subject to the Company meeting certain thresholds and targets, more particularly set out in Schedule 5.  However, IGC reserves the option to allot these Shares from IGC’s existing shareholding in the Company.

4.6           Employee Stock Option Plan

The Parties agree that an employee stock option plan (ESOP) will be instituted with 350,000 Shares on terms to be mutually agreed between the Parties. The ESOP will carry three year vesting and shall vest at an IPO. The Board of the Company will administer the ESOP and set the exercise price.

5.           DIVIDEND POLICY

Subject to the availability of profits, the adequacy of projected cash flows and any capital expenditure requirements, the Company shall maximise the distribution of profits to its Shareholders.  Dividends (if any) may be declared and paid on a final (or annual) basis and paid on an interim (or semi-annual) basis.

In deciding whether and in respect of any accounting year the Company has profits available for distribution the Parties hereto shall procure that the Auditors shall certify whether such profits are available or not and the amount thereof (if any). In giving such certificate the Auditors shall act as experts and not arbitrators and their determination shall be binding on the Parties hereto.

6.           RESTRICTIONS ON TRANSFER OF SHARES

          (a) Transfer

No Shareholder shall Transfer or attempt to Transfer any Shares or any right, title or interest therein except as expressly permitted by the provisions of Clauses 6 (Transfer), 7 (Sale to Third Party Pre-emption Rights), 8 (Drag Along Rights), 9 (Tag Along Rights) ,10 (Term and Termination) and 18 (Lock-in).  Any Transfer of Shares pursuant to Clauses 6, 7, 8, 9, 10 and 18 shall comply with the conditions of this Clause 6.

A Transfer of Shares shall be valid only if the transferee executes Transferee Deed of Adherence together with a no objection certificate substantially similar to the form contained in Schedule 3 or if the transferee is an Affiliate of the Transferor then an Affiliate Deed of Adherence substantially similar to the form contained in Schedule 4.

(b)
Transfer to a Competitor: Notwithstanding anything to the contrary contained in this Agreement, for so long as IGC (or any of its Affiliates) is a Shareholder, no Shareholder (other than IGC and/or its Affiliate) shall Transfer or attempt to Transfer any Shares to an IGC Competitor.

Any Transfer or attempt to Transfer Shares in violation of Clause 6(a) and 6(b) shall be null and void ab initio, and the Company shall not register any such Transfer.

(c)
Transfer to an Affiliate: Notwithstanding the restriction on Transfer of Shares set forth in Clauses 6, 7, 8, 9, 10 and 18, anytime during the term of this Agreement, any Shareholder may Transfer Shares held by it to its respective Affiliates, (“Permitted Transferee”) provided such Permitted Transferee executes the deed of adherence in the format prescribed in Schedule 4 hereto (the “Affiliate Deed of Adherence”).

(d)
Notice of Sale to a Permitted Transferee: At least five (5) Business Days prior to the permitted Transfer under Clause 6(c), any Shareholder intending to Transfer any of its Shares to a Permitted Transferee shall send a notice to the other Shareholders stating the date on which the intended Transfer is to occur, the name of the Permitted Transferee, the number and class of Shares involved and attaching (i) a completed and duly executed (by the Permitted Transferee and the transferor Shareholder) Affiliate Deed of Adherence and (ii) copies of all approvals and consents required to be obtained under Law. Each Shareholder shall, within three (3) days of the receipt of such notice, execute the Affiliate Deed of Adherence and file the same with the Company.  Provided however that nothing contained herein shall require a Shareholder to execute an Affiliate Deed of Adherence in relation to a Transfer of Shares in contravention of this Agreement.

(e)
The Company shall register a Transfer of Shares to a Permitted Transferee only upon the receipt (a) of a valid Affiliate Deed of Adherence duly executed by all parties thereto and (b) a copy of all consents required under Law sanctioning such transfer and documentary proof that conditions stipulated by Government Authority, if any, for such Transfer have been fulfilled.

(f)
Within five (5) Business Days of registering any Transfer by a Shareholder of Shares to a Permitted Transferee in its register of members, the Company shall send a notice to the other Shareholders stating that such Transfer has taken place and setting forth the name of the transferor, the name of the Permitted Transferee and the number of Shares transferred.

(g)
Any Transfer or attempt to Transfer the Shares in contravention of the provisions of this Agreement, including without a proper and duly executed Affiliate Deed of Adherence shall constitute a material breach of this Agreement.

7.           PRE EMPTION RIGHTS

Except in the case of Transfer of Shares to a Permitted Transferee, if any Shareholder, (the“Seller”) wishes to sell all or part of its Shares (“Transfer Shares”) to any person other than to a Permitted Transferee (“Proposed Transferee”), it shall first make an offer to the Shareholder(s) (other than the Seller) (“Offeree”) (equal to their respective Pro-Rata Share of the Transfer Shares) stipulating the terms and conditions of the offer (“Transfer Notice”), which Transfer Notice shall include the Transfer Terms (as defined below).

(a)
The Transfer Notice shall inter alia provide: (i) the sale price (on a 'per Share’ basis) (“Offer Price”) (ii) the number of Shares proposed to be sold by the Seller (the “Transfer Shares”) (iii) the terms of the Transfer (collectively with the Offer Price the “Transfer Terms”). A Transfer Notice shall be irrevocable. The Parties agree that the Offer Price shall only be a cash price.

(b)	If a Seller issues a Transfer Notice, the Offeree shall have the right (but not the obligation), exercisable within thirty (30) days from receipt of the Transfer Notice (“Offer Period”), to:

(i)	accept the Transfer Terms, by issuing a letter of acceptance (“Acceptance Notice”) to the Seller, in which case, Clause 7(c) shall apply; and

(ii)	issue a Tag Along Notice in accordance with Clause 8 below and accordingly Clause 8 shall apply.

(c)
If the Acceptance Notice is issued the Offeree shall be obliged to purchase all the Transfer Shares and the sale and purchase of the Transfer Shares in favour of the Offeree shall be completed within thirty (30) days from the date of issue of the Acceptance Notice by the Offeree. At such completion, the Seller shall deliver to the Offeree certificates and other documents representing its title to the Transfer Shares, accompanied by duly executed and valid instruments of transfer. Such Transfer Shares shall be free and clear of any Encumbrance (other than Encumbrances specifically permitted hereunder), and the Seller shall so represent and warrant and shall further represent and warrant that it is the legal and beneficial owner of such Transfer Shares. The Offeree shall at such completion deliver payment in full of the Offer Price in accordance with the terms set forth in the Transfer Notice. In the event that the Offeree nominates an Affiliate or a nominee for the purpose of purchasing the Transfer Shares or part thereof, it shall cause such Affiliate or nominee to execute a Deed of Adherence in the format contained in Schedule 3 (“Transferee Deed of Adherence”). At such completion, all of the Parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Transfer Shares to the Offeree.  Any stamp duty payable on the transfer of any Transfer Shares shall be borne and paid by the Offeree.

(d)	The failure of an Offeree to give the Acceptance Notice or the Tag Along Notice within the Offer Period shall be deemed to be a waiver of such Offeree's right of first refusal or its tag along right.

(e)
If no Acceptance Notice or Tag Along Notice, as the case may be, is issued by an Offeree within the Offer Period, then subject to Clause 6(b) the Seller shall be entitled to Transfer the Transfer Shares to a Proposed Transferee on terms no more favourable than the Transfer Terms within thirty (30) days of the expiry of the Offer Period. Provided that the Proposed Transferee duly executes a Transferee Deed of Adherence. In the event the Seller is IGC (and/or its Affiliates or nominees holding Shares in the Company) then so long as IGC, together with its Affiliates and nominees holding Shares in the Company (“IGC Group”), is the majority shareholder in the Company and so long as it wishes to Transfer all (but not less than all) of the outstanding Shares held by IGC Group, IGC shall have a further right (but not an obligation) to require the Promoters and its Affiliates and nominees holding Shares in the Company (“PromotersGroup Shareholders”) to sell to such Proposed Transferee all the then outstanding Shares held by Promoters Group Shareholders (“Promoters Outstanding Shares”) in accordance with Clause 8 below.

(f)
If the Seller fails to Transfer the Transfer Shares to theProposed Transferee within the said period of thirty (30) days calculated as above, it will not be entitled to Transfer the Transfer Shares thereafter to any person, without re-offering the Transfer Shares to the Offeree in accordance with provisions of this Clause 7.

(g)
Any Transfer of the Transfer Shares pursuant to this Clause 7 shall be valid only upon the execution of a Transferee Deed of Adherence and shall be registered by the Company upon a validly and duly executed (by all parties thereto) Transferee Deed of Adherence being lodged with it. The other Shareholders undertake to execute such Transferee Deed of Adherence, as may be required in order to give effect to such Transfer of the Transfer Shares to the Offeree, its Affiliate, or a proposed transferee.  Provided however that nothing contained herein shall require a Shareholder to execute a Transferee Deed of Adherence where the Transfer is in contravention of the provisions of this Agreement.

8.           DRAG ALONG RIGHTS

(a)
Subject to Clause 7(e) above and notwithstanding anything to the contrary stated in Clause 9 below if at any time IGC Group wishes to Transfer all (but not less than all) of the Shares held collectively by IGC Group to a Proposed Transferee as provided under Clause 7 above, IGC shall have a right and an obligation to serve a written notice on the Promoters (“Drag Along Notice”) requiring the Promoters Group Shareholders to Transfer all (but not less than all) the Shares held by the Promoters Group Shareholders to the Proposed Transferee identified by IGC under Clause 7 above on the Transfer Terms.

(b)
If a Drag Along Notice is issued by IGC, the Transfer and purchase of the IGC Transfer Shares and Promoter Outstanding Shares shall, subject to Clause 8(b), be completed within thirty (30) days from the date of issue of the Drag Along Notice by IGC, the time taken to obtain any regulatory approval being excluded for the calculation. At such closing, IGC and Promoter Group Shareholders shall deliver certificates and other documents representing their title to the IGC Transfer Shares and the Promoter Outstanding Shares, respectively, accompanied by duly executed and valid instruments of transfer, to the Proposed Transferee.  IGC shall procure that the third party shall deliver at such closing, payment in full of the Offer Price in accordance with the terms set forth in the Transfer Notice and execute the Transferee Deed of Adherence.  At such closing, all of the Parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the IGC Transfer Shares and Promoter Outstanding Shares to the Proposed Transferee.  Any stamp duty or transfer charges payable on the transfer of any IGC Transfer Shares and the Promoter Outstanding Shares shall be borne in accordance with the Transfer Terms.

(c)
Any Transfer of the IGC Transfer Shares pursuant to this Clause 8 shall be valid only upon the execution of a Transferee Deed of Adherence and shall be registered by the Company upon a validly and duly executed (by all parties thereto) Transferee Deed of Adherence being lodged with it.

9.           TAG ALONG RIGHTS

(a)
Subject to Clause 7(b)(ii) above, if at any time any Shareholder (“Proposed Transferor”) intends to Transfer its Transfer Shares to the Proposed Transferee, each of the other Shareholders shall have a right but not an obligation to serve a written notice on the Proposed Transferor (“Tag Along Notice”) stating that the Proposed Transferor procures an offer from the Proposed Transferee to purchase such number of Shares from each of the other Shareholders as is calculated in accordance with paragraph (c) below (“Tag Along Shares”) on the Transfer Terms. Each of the Shareholders who exercise such a right and the Proposed Transferor shall be collectively referred to as the Transferors. Accordingly, the number of shares purchased by the Proposed Transferee from each of the Transferors shall be amount calculated under paragraph (c).

(b)
A Transfer of the Transfer Shares by IGC to the Proposed Transferee under this Clause 9 shall not be registered unless the Tag Along Shares are purchased by the Proposed Transferee simultaneously with the Transfer Shares and the Proposed Transferee has executed a Transferee Deed of Adherence. The sale and purchase of the Transfer Shares and the Tag Along Shares shall be completed within thirty (30) days from the date of issue of the Tag Along Notice and the time taken to obtain any regulatory approval being excluded for the calculation. At such closing, IGC and such Shareholders shall deliver certificates and other documents representing their title to the Transfer Shares and the Tag Along Shares, respectively, accompanied by duly executed and valid instruments of transfer, to the Proposed Transferee.  IGC shall procure that the Proposed Transferee shall deliver, at such closing, payment in full of the Offer Price in accordance with the terms set forth in the Transfer and shall execute a Transferee Deed of Adherence.  At such closing, all of the parties to the transaction shall execute such additional documents as may be necessary or appropriate to effect the sale of the Transfer Shares and the Tag Along Shares to the Proposed Transferee. IGC shall procure that any stamp duty or transfer charges payable on the transfer of any Transfer Shares and the Tag Along Shares shall be borne by the Proposed Transferee.

(c)	The number of Tag Along Shares shall be calculated in the following manner:
For Transferors 1 to N

Tag Along Shares = (An / B) x C

Where:

“An” is the number of Shares held by Transferor N

“B” is the aggregate number of Shares held by the Transferors

“C” is the total number of Transfer Shares.

(d)
Any Transfer of the Transfer Shares pursuant to this Clause 9 shall be valid only upon the execution of a Transferee Deed of Adherence and shall be registered by the Company upon a validly and duly executed (by all parties thereto) a Transferee Deed of Adherence being lodged with it.

10.	TERM AND TERMINATION BY DEFAULT

(a)
This Agreement shall come into effect on the Completion Date. Notwithstanding anything to the contrary contained herein, all rights available to the Promoters and/or their Affiliates under this Agreement shall terminate upon (i) the Shareholding of the Promoters and/or their Affiliates falling below 23% or such other percent as the case may be, in the event Mr. Jortin Antony receives his entitlement referred to in Clause 4.5 or (ii) the Shares of the Company getting listed on any recognised stock exchange, whichever is earlier.

(b)
In the event that any Shareholder (a“Defaulting Shareholder”) suffers the following event (a“Default”), the other Shareholder (“Non-Defaulting Shareholder”) shall be entitled to exercise the options specified under Clause10(c) below, the Defaulting Shareholder is in material breach of this Agreement and such default has not been cured within 30 days of the issuance of a written notice of such default by a Non-Defaulting Shareholder. For the purposes of this Agreement the term ‘material breach’ shall include a breach of the obligations under clauses 2.4 (future funding), 4.1(n) (shareholders meeting), 6 (restrictions on transfer of shares) and 13 (representations and warranties).

(c)
Upon the occurrence of a Default, any Non-Defaulting Shareholder may for so long as such default subsists issue a default notice to the Defaulting Shareholders (the “Default Notice”) together with a copy to every other Shareholder and the Company specifying the nature of the Default.  Upon the issuance of the Default Notice, the Non-Defaulting Shareholders shall have following options:

(i)
to purchase all (but not less than all) the Shares held by the Defaulting Shareholder and its Affiliates (as the case maybe) (the “Default Shares”) at the Default Price to be determined in accordance with Clause 10 (k) ; or

(ii)
subject to Clause 6 Transfer its entire Shareholding to the Proposed Transferee (not being an IGC Competitor) on the Transfer Terms with a right (but not an obligation) to require the Defaulting Shareholder to Transfer the Default Shares held by Defaulting Shareholders and its Affiliates (as the case maybe) at the Default Price to be determined in accordance with Clause 10 (k) to such Proposed Transferee.

(d)
Any Non-Defaulting Shareholder desirous of purchasing the Default Shares or requiring the Transfer of the Default Shares shall, no later than three months (“Default Option Period”) from the issuance of the Default Notice, issue a notice to the other Non-Defaulting Shareholders, the Defaulting Shareholders and the Company of its intention to purchase all (but not part of the Default Shares) at Default Price (the “Default Purchase Notice”) or its intention of Transferring its entire Shareholding with/without requiring the Defaulting Shareholder to Transfer its Default Shares to the Proposed Transferee  (the “Non Default Purchase Notice”).  Provided however that where more than one Non-Defaulting Shareholder chooses to exercise: (i) their option under Clause 10(c)(i) the Default Shares shall be sold to such Non-Defaulting Shareholders pro rata to their Shareholding; or (ii) their option under Clause 10(c)(ii) the Non Defaulting Shareholders shall have an option but not an obligation to require the Defaulting Shareholder to Transfer their Default Shares on a proportionate basis, to be calculated in accordance with the formula specified under Clause 10(k). The Defaulting Shareholder shall be obligated to sell the Default Shares to the Non-Defaulting Shareholders who exercise their option (the “Opting Non-Default Shareholders”) either to purchase the Default Shares by issuing the Default Purchase Notice or to the Proposed Transferee identified in the Default Purchase Notice by an Opting Non-Default Shareholder.

(e)
The Transfer of the Default Shares to the Opting Non-Default Shareholders/Proposed Transferee shall occur on a date to be specified by the Opting Non-Defaulting Shareholder (the “Default Option Settlement Date”) in a written notice, which date shall be no less than seven days after the date of such notice provided that such notice shall be issued no later than three months after the last day of the Default Option Period. On the Default Option Settlement Date, the Defaulting Shareholder shall either sell the Default Shares to the Opting Non-Default Shareholders or to the Proposed Transferee depending upon the option exercised by the Opting Non-Defaulting Shareholder in accordance with Clause 10.

(f)	On the Default Option Settlement Date, the Defaulting Shareholder shall deliver, or cause to be delivered, to Opting Non-Default Shareholders/Proposed Transferee the following:

(i)           share certificates evidencing title of the Defaulting Shareholder to the Default Shares in original; and

(ii)           duly executed and valid share transfer forms and such other instruments necessary to transfer the Default Shares to the Opting Non-Default Shareholders.

(g)
The Defaulting Shareholder shall warrant that the Defaulting Shareholder and/or its Affiliate, as the case maybe, is the owner of the Default Shares and that such Default Shares are free from Encumbrances.

(h)
On the Default Option Settlement Date the Non-Defaulting Shareholders/third party shall deliver or cause to be delivered to the Defaulting Shareholder their Pro Rata Share of the Default Price by way of a bank cheque payable to the Defaulting Shareholder. The Opting Non-Defaulting Shareholders further covenant that in the event that they opt to purchase the Defaulting Shares through an Affiliate,  they shall cause such Affiliate to execute an Affiliate Deed of Adherence or if through a third party, they shall cause such third party to execute a Transferee Deed of Adherence as the case may be and the Company shall not register such a Transfer unless a validly executed Affiliate Deed of Adherence or the Transferee Deed of Adherence is lodged with it.

(i)	Upon the transfer of the Default Shares to the Opting Non-Defaulting Shareholders or the third party, the Defaulting Shareholder shall cease to have any rights hereunder.

(j)
In the event that a transferee nominated by an Opting Non-Default Shareholder fails to perform its obligations to complete the sale of the Default Shares the person nominating such transferee shall be liable to complete such Transfer.

(k)
Default Price for the purposes of this Clause 10 means a price being an amount equivalent to 90% of the FMV Price.  For the purposes of this Agreement, “FMV Price” shall mean the fair market value of Shares as determined by any of the big 4 accounting firms (“Valuer(s)”) as set forth in this Clause 10   Should none of these Valuers be available to perform the valuation exercise, a reputable international bank or Indian bank shall be appointed.

(l)	The FMV Price shall be determined on the basis of:

(i)           a whole company valuation at a price reflecting the net asset value of the ownership structure, using the fair market value of the Company Assets and further accounting for all other assets and liabilities of the ownership structure in an audited closing balance sheet,

(ii)           an assumption that the existing arrangements would continue on a “going concern” basis; and

(iii)           specifically excluding any control premium or devaluation for a minority interest.

(m)
The Shareholders shall engage an independent Valuer of international repute to determine the fair market value of the Company Assets.  Company Assets’ in this Clause means all the assets of the Company. The terms of the appointment of the Valuer shall be decided by IGC.

(n)
The provisions of Clauses 13 (Representations and warranties), 14 (Indemnity), 16 (Resolution of Disputes), 17 (Notices), and 19 (Confidentiality) shall survive the termination hereof pursuant to Clause 10.1.

11.	NON-COMPETE

11.1
The Promoters and/or any of them or their Affiliates for so long as IGC and the Promoters and/or any of them or their Affiliates are Shareholders in the Company, shall not carry on or engage directly or indirectly, whether through partnership or as a shareholder, joint venture partner, collaborator, consultant or agent or in any other manner whatsoever, whether for profit or otherwise, in any business which competes directly or indirectly with the whole or any part of the Business or any other activity/business directly or indirectly carried on by the Company or which can reasonably be construed as being same or similar to the Business of the Company. Mr. V.C. Antony is required to resign as director either from the Company or from Bhagheeratha Engineering Limited, Kochi.

11.2    The Promoters and/or any of them or their Affiliates hereby agree and acknowledge that as long as IGC and/or any of its Affiliates and Promoters and/or any of them or their Affiliates are Shareholders in the Company, they shall carry on any activity/business in the nature of Business, in present or in future, solely and exclusively through the Company.

11.3    The Promoters agree and acknowledge that the covenants and obligations under Clauses 11.1 and 11.2 above relate to special, unique and extraordinary matters, and that a violation of any of the terms of such covenants and obligations will cause the other Parties irreparable injury. Therefore, IGC and/or any of its Affiliates shall be entitled to an interim injunction, restraining order or such other equitable relief as a court of competent jurisdiction may deem necessary or appropriate to restrain the Promoters and/or any of them or their Affiliates from committing any violation of the covenants and obligations contained in this Agreement.

11.4     The Parties acknowledge and agree that the above restrictions are considered reasonable for the legitimate protection of the business and goodwill of the Company, but in the event such restriction shall be found to be void, but would be valid, if some part thereof was deleted or the scope, period or area of application were reduced, the above restriction shall apply with the deletion of such words or such reduction of scope, period or area of application as may be required to make the restrictions contained in this Clause valid and effective. Notwithstanding the limitation of this provision by any law for the time being in force, the Parties undertake, at all times to observe and be bound by the spirit of this Clause. Provided however, that on the revocation, removal or diminution of the law or provisions, as the case may be, by virtue of which the restrictions contained in this Clause were limited as provided hereinabove, the original restrictions would stand renewed and be effective to their original extent, as if they had not been limited by the law or provisions revoked.

11.5     The covenants of the Promoters and/or their Affiliates under this Clause 11 shall survive for a period of 5 years from the date they cease to be Shareholders of the Company or unless as specifically waived by IGC or its nominees/assignees.

12.	PLEDGE OR ENCUMBRANCE OF SHARES OF PROMOTERS

The Promoters shall not pledge, mortgage, hypothecate, charge or otherwise Encumber any of the Shares of the Company either directly or indirectly nor otherwise use such Shares as collateral for any purpose which could result in an involuntary Transfer of such Shares or any right, title or interest therein in favour of any person, including but not limited to, any lenders of the Company except with the prior written consent of IGC.  The Promoters shall also be entitled to pledge their shares in favour of lenders i.e. banks and financial institutions only with the prior written consent of IGC.

13.           REPRESENTATIONS AND WARRANTIES

Each Party represents, severally and not jointly, to the other Parties hereto that:

(a)
such Party has the full power and authority to enter into, execute and deliver this Agreement and to perform the transactions contemplated hereby and, if such Party is not a natural person, such Party is duly incorporated or organised with limited liability and existing under the Laws of the jurisdiction of its incorporation or organisation;

(b)
the execution and delivery by such Party of this Agreement and the performance by such Party of the transactions contemplated hereby have been duly authorised by all necessary corporate or other action of such Party;

(c)
assuming the due authorisation, execution and delivery hereof by the other Parties, this Agreement constitutes the legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganisation, moratorium or similar laws affecting creditors' rights generally;

(d)
the execution, delivery and performance of this Agreement by such Party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organisational or governance documents of such Party; (ii) require such Party to obtain any consent, approval or action of, or make any filing with or give any notice to, any Government Authority in such Party's country of organisation or any other person pursuant to any instrument, contract or other agreement to which such Party is a party or by which such Party is bound, other than such filing required as a result of the transactions contemplated herein; (iii) conflict with or result in any material breach or violation of any of the terms and conditions of, or constitute (with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such Party is a party or by which such Party is bound; (iv) violate any order, judgment or decree against, or binding upon, such Party or upon its respective shares, properties or businesses; or (v) violate any Law of such Party's country of organisation or any other country in which it maintains its principal office;

(e)	there exists no Encumbrance on any of the Shares of the Company;

(f)
The Parties reiterate and confirm the representations, warranties and undertakings and each statement made in Schedule 3 of the SSPA, as applicable to the Parties, and confirm that the same are is now and will be true and accurate at the Completion Date.

13A	COMPANY WARRANTIES

(a)
The Company shall ensure that under the terms of this Agreement, it shall perform its obligations so as to ensure that upon Completion,   the Subscribed Shares and the CPS are transferred and registered to nominees of IGC being [names of the nominees] at the face value of Shares Rs. 10 per Share.

(b)	The Company warrants that as on the date hereof the Company has not done or committed to do any act, matter or thing or has not assumed any liability, other than in the ordinary course of business.

14.           INDEMNITY

14.1
Without prejudice to any other right available to IGC in law or under equity, the Company and the Promoters shall jointly and severally indemnify, defend and hold harmless IGC, their Affiliates, directors, advisors, officers, employees and agents, or, if so desired by IGC, the Promoters shall indemnify the Company, from and against any and all liabilities, damages, demands, Claims (including third party Claims), actions, judgments or causes of action, assessments, interest, fines, penalties, and other costs or expenses (including, without limitation, amounts paid in settlement, court costs and all reasonable attorneys' fees and out of pocket expenses) (“Losses”) directly based upon, arising out of, or in relation to or otherwise in respect of:

i.
any inaccuracy in or any breach of any Representation and Warranty, covenant or agreement of the Promoters or Company contained in this Agreement or in the SSPA or any document or other papers delivered by any of them to IGC in connection with or pursuant to this Agreement;

ii.
any liability arising out of non compliance of any obligation undertaken by the Company or the Promoters; save and except as may be disclosed in the audited financial statements of the Company which have been disclosed to IGC prior to the Completion Date;

iii.
any liabilities and obligations of whatever nature relating to any litigation, Claim or governmental investigation pending or relating to the Business or operations of the Promoters or the Business of the Company prior to the date of execution of this Agreement and as on the Completion Date; save and except as may be disclosed in the audited financial statements of the Company which have been disclosed to IGC prior to the Completion Date;

iv.
any liability due to any non-compliance of any applicable law, rules or regulations prior to the date of execution of this Agreement and as on the Completion Date; save and except as may be disclosed in the audited financial statements of the Company which have been disclosed to IGC prior to the Completion Date.

14.2
Any compensation or indemnity as referred to in Clause 14.1 above shall be such as to place IGC in the same position as it would have been in, had there not been any such breach and as if the Representation and Warranty under which IGC is to be indemnified, had been correct.

15.           CO-OPERATION

The Parties shall use their reasonable efforts to ensure that the Sales contemplated by this Agreement are consummated as per the terms hereof, including without limitation, obtaining all approvals from the applicable government and/or regulatory authorities and other Persons as may be necessary or reasonably requested by IGC in order to consummate the Sales contemplated by this Agreement.

16.           RESOLUTION OF DISPUTES

16.1           Amicable Settlement

If any dispute arises between IGC and/or the Promoters and/or Company during the subsistence of this Agreement or thereafter, in connection with the validity, interpretation, implementation or alleged breach of any provision of this Agreement or regarding a question, including the question as to whether the termination of this Agreement by one Party hereto has been legitimate (“Dispute”), the disputing Parties hereto shall endeavour to settle such Dispute amicably. The attempt to bring about an amicable settlement shall be considered to have failed if not resolved within 60 days from the date of the Dispute.

16.2	Conciliation

If the Parties are unable to amicably settle the Dispute in accordance with Clause 16.1 within the period specified therein, the Parties shall forthwith but not later than 30 days after expiry of the aforesaid period, refer the Dispute to Mr. Ram Mukunda and Mr. Jortin Antony for resolution of the said Dispute. The attempt to bring about such resolution shall be considered to have failed if not resolved within 30 days from the date of receipt of a written notification in this regard.

16.3	Arbitration

(a)
If the Parties are unable to amicably settle the Dispute in accordance with Clause 16.2 within the period specified therein, any Party to the Dispute shall be entitled to serve a notice invoking this Clause and making a reference to an arbitration panel of three arbitrators. Each party to the dispute shall appoint one arbitrator within 30 days of receipt of the notice of the Party making the reference, and the two arbitrators, so appointed shall appoint a third arbitrator.  The Arbitration proceedings shall be held in accordance with the Arbitration and Conciliation Act, 1996. The decision of the arbitration panel shall be binding on all the Parties to the Dispute.

(b)	The place of the arbitration shall be Mumbai, India.

(c)	The proceedings of arbitration shall be in the English language.

(d)	The arbitration proceedings shall be governed by the laws of India and the Mumbai courts (including any appellant court) in India shall have exclusive jurisdiction.

(e)
Notwithstanding the foregoing, the Parties agree that any of them may seek interim measures including injunctive relief in relation to the provisions of this agreement or the Parties' performance of it from any court of competent jurisdiction. Each Party shall co-operate in good faith to expedite (to the maximum extent practicable) the conduct of any arbitral proceedings commenced under this Agreement.

(f)
The costs and expenses of the arbitration, including, without limitation, the fees of the arbitration and the Arbitrator, shall be borne equally by each Party to the dispute or claim and each Party shall pay its own fees, disbursements and other charges of its counsel, except as may be otherwise determined by the Arbitrator. The Arbitrator would have the power to award interest on any sum awarded pursuant to the arbitration proceedings and such sum would carry interest, if awarded, until the actual payment of such amounts.

(g)
Any award made by the Arbitrator shall be final and binding on each of the Parties that were parties to the dispute. The Parties expressly agree to waive the applicability of any Applicable Laws and regulations that would otherwise give the right to appeal the decisions of the Arbitrator so that there shall be no appeal to any court of Law for the award of the Arbitrator, except a Party shall not challenge or resist any enforcement action taken by any other Party in any court of Law in whose favour an award of the Arbitrator was given.

 17.           NOTICES

17.1
Any notice or other communication that may be given by one Party to the other shall always be in writing and shall be served either by (i) hand delivery duly acknowledged; or (ii) sent by registered post with acknowledgment due; or (iii) by facsimile at the respective addresses set out herein below or at such other address as may be subsequently intimated by one party to the other in writing as set out herein. If the notice is sent by facsimile, the said notice shall also be sent by registered post acknowledgment due.

IGC:                    Ram Mukunda
Address:            At the address mentioned above
Tel:                     +1 301 529 4996
Facsimile:           + 1 240 465 0273

The Company:  Techni Bharathi Ltd.
Address:            As mentioned above
Tel:
Facsimile:

The Promoter:    Jortin Antony
Address:            As mentioned in Schedule 1 hereto
Tel:
Facsimile:

17.2
All notices shall be deemed to have been validly given on (i) the business date immediately after the date of transmission with confirmed answer back, if transmitted by facsimile transmission, or (ii) the business date of receipt, if sent by courier or hand delivery; or (iii) the expiry of seven days after posting, if sent by registered post.

17.3	Any Party may, from time to time, change its address or representative for receipt of notices provided for in this Agreement by giving to the other Party not less than 10 days prior written notice.

18.           LOCK-IN

The Promoters hereby unconditionally and irrevocably undertake not to Transfer their Shareholding from the date of this Agreement till the expiry of 36 months from such date, without the prior written permission of IGC. The provisions pertaining to Clause 6, 7, 8 and 9 shall be applicable post the completion of such period.

19.           CONFIDENTIALITY

19.1
General Obligation.  Each Party undertakes that it shall not reveal, and shall ensure that its directors, officers, managers, partners, members, employees, legal, financial and professional advisors and bankers (collectively, “Representatives”) do not reveal, to any third party any Confidential Information without the prior written consent of the Company or the concerned Party, as the case may be regardless of whether this Agreement is terminated or not.

19.2	Exceptions. The provisions of Clause 19.1 shall not apply to:

(a)
disclosure of Confidential Information that is or becomes generally available to the public other than as a result of disclosure by or at the direction of a Party or any of its Representatives in violation of this Agreement;

(b)
disclosure by a Party to its Representatives and Affiliates (and their officers and directors) or to transferee of Shares in accordance with this Agreement provided such Representatives, Affiliates and transferees are bound by similar confidentiality obligations;

(c)
disclosure by the Company of Confidential Information concerning the Company that is reasonably necessary in the ordinary course of business or otherwise in connection with transactions or proposed transactions of the Company; and

(d)
obligations disclosure, after giving prior notice to the other Parties to the extent practicable under the circumstances and subject to any practicable arrangements to protect confidentiality, to the extent required under the rules of any stock exchange or by Applicable Laws or governmental regulations or generally accepted accounting principles applicable to any Party or judicial or regulatory process or in connection with any judicial process regarding any legal action, suit or proceeding arising out of or relating to this Agreement.

20.          AUTHORISED PERSON

For the purposes of this Agreement, the Promoters shall be represented by Mr Jortin Antony. Accordingly, all the Promoters hereby authorise Mr Jortin Antony to represent the Promoters and take any decision which may be required to be taken, do all acts and execute all documents which are or may be required by the Promoters for the proper and effective fulfilment of the rights and obligations under this Agreement. Any action taken or deed performed or document executed by Mr Jortin Antony shall be deemed to be acts or deeds done or documents executed by all the Promoters, and shall be binding on all the Promoters.

21.          COVENANTS OF THE COMPANY, IGC AND PROMOTERS

                The parties hereby agree and undertake to abide by the conditions at all times, as outlined in Schedule 6 of this agreement.

22.          MISCELLANEOUS PROVISIONS

22.1         Reservation of Rights

No forbearance, indulgence or relaxation or inaction by any Party at any time to require performance of any of the provisions of this Agreement shall in any way affect, diminish or prejudice the right of such Party to require performance of that provision, and any waiver or acquiescence by any Party of any breach of any of the provisions of this Agreement shall not be construed as a waiver or acquiescence of any continuing or succeeding breach of such provisions, a waiver of any right under or arising out of this Agreement or acquiescence to or recognition of rights other than that expressly stipulated in this Agreement.

22.2        Cumulative Rights

All remedies of either Party under this Agreement whether provided herein or conferred by statute, civil law, common law, custom or trade usage, are cumulative and not alternative and may be enforced successively or concurrently.

22.3         Partial Invalidity

If any provision of this Agreement or the application thereof to any Person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law. Any invalid or unenforceable provision of this Agreement shall be replaced with a provision, which is valid and enforceable and most nearly reflects the original intent of the unenforceable provision. Provided however, if said provision is fundamental provision of this Agreement or forms part of the consideration or object of this Agreement, the provision of this Clause shall not apply.

22.4         Amendments

No modification or amendment of this Agreement and no waiver of any of the terms or conditions hereof shall be valid or binding unless made in writing and duly executed by all the Parties.

22.5         Assignment

This Agreement and the rights and liabilities hereunder shall bind and inure to the benefit of the respective successors of the Parties hereto, but no Party shall assign or transfer any of its rights and liabilities hereunder to any other Person without the prior written consent of the other Parties which will not be unreasonably withheld. Notwithstanding anything stated above, IGC shall be entitled to assign its rights and obligations hereunder to any of its Affiliates or ultimate parent company or their Affiliates, without the consent of the other Parties. However IGC must inform the company of such assignment.

22.6        Entire Agreement

As on the date of this Agreement, this Agreement contains the whole agreement between the Parties relating to the transactions contemplated by this Agreement and supersedes all previous agreements between the Parties or their Affiliates relating to these transactions.

22.7         Relationship

None of the provisions of this Agreement shall be deemed to constitute a partnership between the Parties hereto and no Party shall have any authority to bind the other Party otherwise than under this Agreement or shall be deemed to be the agent of the other in any way.

22.8        Governing law

This Agreement shall be governed and construed in accordance with the laws of India.

22.9         Costs

Each Party shall bear its own expenses incurred in preparing this Agreement and the stamp duty, legal  and costs for US GAAP audit  shall be borne equally between the Parties.

22.10       Force Majeure

No Party shall be liable to the other if, and to the extent, that the performance or delay in performance of any of its obligations under this Agreement is prevented, restricted, delayed or interfered with due to circumstances beyond the reasonable control of such Party, including but not limited to, Government legislations, fires, floods, explosions, epidemics, accidents, acts of God, wars, riots, strikes, lockouts, or other concerted acts of workmen, acts of Government and/or shortages of materials. The Party claiming an event of force majeure shall promptly notify the other Parties in writing, and provide full particulars of the cause or event and the date of first occurrence thereof, as soon as possible after the event and also keep the other Parties informed of any further developments. The Party so affected shall use its best efforts to remove the cause of non-performance, and the Parties shall resume performance hereunder with the utmost dispatch when such cause is removed.

22.11      Severance

Any provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the validity, legality and enforceability of the remaining provisions hereof. Should any provision of this Agreement be or become ineffective for reasons beyond the control of the Parties, the Parties shall use reasonable efforts to agree upon a new provision which shall as nearly as possible have the same commercial effect as the inefficient provision.

22.12       Good Faith Negotiations and Further Assurances

22.12.1
The Parties agree that if the understanding contemplated in this Agreement cannot be completed in the manner set forth herein, then the Parties shall use reasonable endeavours to enter into such understanding that (a) would result in a substantially similar outcome and (b) do not materially prejudice any of the Parties.  Each of the Parties further agrees that, during any such negotiations, it shall refrain from initiating any legal actions against the other Parties; and

22.12.2
Each Party agrees to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the other Parties may reasonably require, whether on or after the date of this Agreement, to implement and/or give effect to this Agreement and the understanding contemplated by it and for the purpose of vesting in IGC the full benefit of the assets, rights and benefits to be transferred to IGC under this Agreement.

22.13       Public announcements

Neither the Promoters nor the Company shall make any disclosure or announcements about the subject matter of this Agreement to any Person without the prior written consent of IGC. IGC shall be entitled to make any disclosures or announcements about the subject matter of this Agreement.

22.14       Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute one and the same instrument.

22.15       Authorisation

The persons signing this Agreement on behalf of the Parties represent and covenant that they have the authority to so sign and execute this document on behalf of the Parties for whom they are signing.

22.16
Survival. In the event of termination of this Agreement pursuant to Clause 10, notwithstanding anything mentioned herein, Clauses which by their nature survive termination shall survive the termination of this Agreement.

22.17
Consent to Specific Performance. The Parties declare that it is impossible to measure in money the damages that would be suffered by a Party by reason of the failure by any other Party to perform any of the obligations hereunder.  Therefore, if any Party shall institute any action or proceeding to seek specific performance or enforcement of the provisions hereof any Party against whom such action or proceeding is brought hereby waives any claim or defence therein that the other Party has an adequate remedy at Law.

22.18
Covenants Reasonable.  The Parties agree that, having regard to all the circumstances, the covenants contained herein are reasonable and necessary for the protection of the Parties and their Affiliates.  If any such covenant is held to be void as going beyond what is reasonable in all the circumstances, but would be valid if amended as to scope or duration or both, the covenant will apply with such minimum modifications regarding its scope and duration as may be necessary to make it valid and effective

22.19
No Implied Representation. Each of the Parties acknowledges that, in agreeing to enter into this Agreement, it has not relied on any representation, warranty, collateral contract or other assurance except those set out in this Agreement and the documents referred to in made by or on behalf of the other Party before the signature of this Agreement.

22.20	Without prejudice The Parties agree that the rights and remedies of the Parties hereunder are in addition to their rights at Law or equity.

Execution Page Follows:

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SET AND SUBSCRIBED THEIR RESPECTIVE HANDS TO THESE PRESENTS ON THE DAY, MONTH AND YEAR HEREIN WRITTEN:

SIGNED AND DELIVERED	)
BY THE WITHINNAMED " INDIA GLOBILIZATION CAPTIAL INC., USA"	)
BY THE HAND OF MR. RAM MUKUNDA	)
(Authorised Signatory))

ON THE 16TH DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)

NAME AND ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "TECHNI BHARATHI LIMITED "	)
BY THE HAND OF MR. JORTIN ANTONY	)
(AUTHORISED SIGNATORY) PURSUANT TO THE	)
RESOLUTION PASSED BY THE BOARD	)
ON THE 16TH DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:	)

SIGNED AND DELIVERED	)
BY THE WITHINNAMED "PROMOTERS"	)
)

ON THE 16TH DAY OF SEPTEMBER 2007)

IN THE PRESENCE OF:	)
WITNESS:	)
ADDRESS:
)